Product supplement no. 6-I To prospectus dated December 1, 2005 and prospectus supplement dated December 1, 2005	Registration Statement No. 333-130051 December 30, 2005 Rule 424(b)(2)

JPMorgan Chase &Co.
Bearish Return Enhanced Notes Linked to the PHLX Housing SectorSM Index (“HGX”)

General

•	JPMorgan Chase & Co. may offer and sell bearish return enhanced notes linked to the PHLX Housing SectorSM Index from time to time. This product supplement no. 6-I describes terms that will apply generally to the bearish return enhanced notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
•	The notes are the senior unsecured obligations of JPMorgan Chase & Co.
•	Payment is linked to the PHLX Housing SectorSM Index as described below.
•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-17.
•	Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
•	Investing in the notes is not equivalent to investing in the Index or any of its component stocks.
•	The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Index:	The Philadelphia Stock Exchange, Inc. Housing SectorSM Index (the “PHLX Housing SectorSM Index” or the “Index”)

Payment at Maturity (Notes without a Buffer):	For notes without a buffer, the amount you will receive at maturity is based on the value of the Ending Index Level relative to the Initial Index Level (or the Strike Level, if applicable).

If the Ending Index Level is less than the Initial Index Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Index Change multiplied by the return leverage factor, subject to the Maximum Total Return on the note The “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the applicable terms supplement Accordingly, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Index Change multiplied by the return leverage factor is greater than the Maximum Total Return. Subject to the Maximum Total Return on the note, your final payment per note will be calculated as follows:

$1,000 + ($1,000 x Index Change x return leverage factor)

If the Ending Index Level is equal to the Initial Index Level (or the Strike Level, if applicable), you will receive a cash payment of $1,000 per $1,000 principal amount note.

If the Ending Index Level increases from the Initial Index Level (or the Strike Level, if applicable), you will lose 1% of the principal amount of your notes for every 1% that the Index increases beyond the Initial Index Level (or the Strike Level, if applicable), unless otherwise specified in the applicable terms supplement. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Index Change)

For notes without a buffer, you will lose some or all of your investment at maturity if the Ending Index Level increases from the Initial Index Level (or the Strike Level, if applicable), provided that the final payment per note shall not be less than $0.
Payment at Maturity (Notes with a Buffer):	For notes with a buffer, the amount you will receive at maturity is based on the value of the Ending Index Level relative to the Initial Index Level (or the Strike Level, if applicable) and the buffer amount.

If the Ending Index Level is less than the Initial Index Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Index Change multiplied by the return leverage factor, subject to the Maximum Total Return on the note. The “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the applicable terms supplement. Accordingly, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Index Change multiplied by the return leverage factor is greater than the Maximum Total Return. Subject to the Maximum Total Return on the note, your final payment per $1,000 principal note will be calculated as follows:

$1,000 + ($1,000 x Index Change x return leverage factor)

Your principal is protected against appreciation in the Index up to the buffer amount. If the Ending Index Level increases from the Initial Index Level (or the Strike Level, if applicable) and such appreciation is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity.

If the Ending Index Level increases from the Initial Index Level (or the Strike Level, if applicable) by more than the buffer amount, for every 1% increase of the Index beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the loss leverage factor, and your final payment per $1,000 principal amount note will be calculated, unless otherwise specified in the applicable terms supplement, as follows:

$1,000 + ($1,000 x (Index Change + buffer amount %) x loss leverage factor)

For notes with a buffer, you will lose some or all of your investment at maturity if the Ending Index Level increases from the Initial Index Level (or the Strike Level, if applicable) by more than the buffer amount, provided that the final payment per note shall not be less than $0.

Other Terms:	The buffer amount, return leverage factor and loss leverage factor will be specified in the relevant terms supplement.

Index Change:	Unless otherwise specified in the applicable terms supplement:

Initial Index Level (or Strike Level, if applicable) – Ending Index Level Initial Index Level (or Strike Level, if applicable)

Initial Index Level:	The Index closing level on the pricing date, or such other date or dates as specified in the applicable terms supplement.

Ending Index Level:	The Index closing level on the Observation Date, or the arithmetic average of the Index closing levels on each of the Averaging Dates, or such other date or dates as specified in the applicable terms supplement.

Strike Level:	The relevant terms supplement may specify an Index level other than the Initial Index Level to be used for calculating the Index Change and the amount payable at maturity, if any. For example, the relevant terms supplement may specify that a Strike Level, equal to 105% of the Initial Index Level, shall be used to calculate the Index Change.

Index Valuation Date(s):	The Ending Index Level will be calculated on a single date, which we refer to as an Observation Date, or on several dates, each of which we refer to as an Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Index Valuation Dates in this product supplement. Any Index Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Maturity Date:	As specified in the relevant terms supplement. The maturity date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the Bearish Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 6-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

December 30, 2005

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 6-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 6-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 6-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 6-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agent shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 6-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 6-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

        In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 6-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 6-I and with respect to JPMorgan Chase & Co. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplement, this product supplement no. 6-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

        The notes described in the relevant terms supplement and this product supplement no. 6-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 6-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

        In this product supplement no. 6-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

DESCRIPTION OF NOTES

        The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 6-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Bearish Return Enhanced Notes Linked to the PHLX Housing SectorSM Index.

General

        The Bearish Return Enhanced Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the PHLX Housing SectorSM Index (the “Index”). The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

        The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, you will receive a payment in cash at maturity which will vary depending on the performance of the Index and whether the notes have a Strike Level and/or buffer. The notes do not guarantee any return of your investment at maturity.

        The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

        The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

        The notes will be issued in denominations of $1,000 and integral multiples in excess thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

        The specific terms of the notes will be described in the relevant terms supplement, accompanying this product supplement no. 6-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement, are inconsistent with those described here or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement, shall control.

Payment at Maturity

        The maturity date for the notes will be set forth in the relevant terms supplement, and is subject to adjustment if the final Index Valuation Date is postponed as described below. We will also specify whether or not the notes have a buffer and the amount of any such buffer in the relevant terms supplement.

        Notes Without a Buffer

        For notes without a buffer, the amount you will receive at maturity is based on the value of the Ending Index Level relative to the Initial Index Level (or Strike Level, if applicable).

•	If the Ending Index Level is less than the Initial Index Level (or Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return

PS-1

on your investment equal to the Index Change multiplied by the return leverage factor subject to the Maximum Total Return on the note. The “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the applicable terms supplement. Accordingly, the appreciation potential of the notes will be limited to the Maximum Total Return, even if the Index Change multiplied by the return leverage factor is greater than the Maximum Total Return. Subject to the Maximum Total Return, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Index Change x return leverage factor)

•	If the Ending Index Level is equal to the Initial Index Level (or Strike Level, if applicable), you will receive a cash payment of $1,000 per $1,000 principal amount note.
•	If the Ending Index Level increases from the Initial Index Level (or Strike Level, if applicable), you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level increases beyond the Initial Index Level (or Strike Level, if applicable), unless otherwise specified in the applicable terms supplement. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Index Change)

        For notes without a buffer, you will lose some or all of your investment at maturity if the Ending Index Level increases from the Initial Index Level (or Strike Level, if applicable), provided that the final payment per note shall not be less than $0.

        Notes With a Buffer

        For notes with a buffer, the amount you will receive at maturity is based on the value of the Ending Index Level relative to the Initial Index Level (or Strike Level, if applicable) and the buffer amount.

•	If the Ending Index Level is less than the Initial Index Level (or Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Index Change multiplied by the return leverage factor subject to the Maximum Total Return on the note. The “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the applicable terms supplement. Accordingly, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Index Change multiplied by the return leverage factor is greater than the Maximum Total Return. Subject to the Maximum Total Return, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Index Change x return leverage factor)

•	Your principal is protected against appreciation in the Index up to the buffer amount. If the Ending Index Level increases from the Initial Index Level (or Strike Level, if applicable) and such appreciation is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity.
•	Your investment will be fully exposed to any increase in the Index beyond the buffer amount. If the Ending Index Level increases from the Initial Index Level (or Strike Level, if applicable) by more than the buffer amount, for every 1% increase of the Index beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the loss leverage factor, and your final payment per $1,000 principal amount note will be calculated, unless otherwise specified in the applicable terms supplement, as follows:

$1,000 + ($1,000 x (Index Change + buffer amount %) x loss leverage factor)

PS-2

        For notes with a buffer, you will lose some or all of your investment at maturity if the Ending Index Level increases from the Initial Index Level (or Strike Level, if applicable) by more than the buffer amount, provided that the final payment per note shall not be less than $0.

        The “Index Change,” as calculated by the calculation agent, is the percentage change in the closing level of the Index calculated by comparing the Index closing level on the pricing date (the “Initial Index Level”) or a percentage of the Initial Index Level (the “Strike Level”) to the Index closing level on the Observation Date, or to the arithmetic average of the Index closing level on each of the Averaging Dates, or such other date or dates as specified in the applicable terms supplement (the “Ending Index Level”). The relevant terms supplement will specify the Initial Index Level and the manner in which the Ending Index Level is determined. The Index Change may be positive or negative and, unless otherwise specified in the applicable terms supplement, is calculated as follows:

Index Return =	Initial Index Level (or Strike Level, if applicable) – Ending Index Level Initial Index Level (or Strike Level, if applicable)

        The “buffer amount,” “return leverage factor” and “loss leverage factor”, if applicable, will be an amount set forth in the relevant terms supplement.

        The Index Valuation Date(s) will be specified in the applicable terms supplement and any such date is subject to adjustment as described below. If an Index Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Index Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred; provided that the Index closing level for an Index Valuation Date will not be determined on a date later than the tenth scheduled trading day after the final Index Valuation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index closing level for the Index Valuation Date on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled trading day of each security most recently constituting the Index.

        If, due to a market disruption event or otherwise, the final Index Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following that final Index Valuation Date, as postponed, unless otherwise specified in the applicable terms supplement. We describe market disruption events under “General Terms of the Notes — Market Disruption Events.”

        The “Index closing level” on any trading day will equal the closing level of the Index or any successor index (as defined below) or alternative calculation of the Index described under “The PHLX Housing SectorSM Index — Discontinuation of the PHLX Housing SectorSM Index; Alteration of Method of Calculation” at the regular official weekday close of the principal trading session of the Philadelphia Stock Exchange, Inc. (the “PHLX”), the New York Stock Exchange (the “NYSE”), the American Stock Exchange LLC (the “AMEX”), the NASDAQ National Market or the relevant exchange or market for the successor index.

        A “trading day” is, unless otherwise specified in the applicable terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the PHLX, the NYSE, the AMEX, the NASDAQ National Market, the Chicago Mercantile Exchange Inc., the Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

        We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the maturity date funds sufficient to make payments of the amount payable with

PS-3

respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

        A “business day” is, unless otherwise specified in the applicable terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law or regulation or executive order to close or a day on which transactions in dollars are not conducted.

        Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

PS-4

RISK FACTORS

        Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in the Index or any of the component stocks of the Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment. An increase in the Index may lead to a loss of some or all of your investment at maturity.

        The notes do not pay interest and may not return any of your investment. The amount payable at maturity will be determined pursuant to the terms described in this product supplement no. 6-I and the applicable terms supplement. For notes with a buffer, you will lose some or all of your investment at maturity if the Ending Index Level increases from the Initial Index Level (or the Strike Level, if applicable) by more than the buffer amount. For notes without a buffer, you will lose some or all of your investment at maturity if the Ending Index Level increases from the Initial Index Level (or the Strike Level, if applicable). The applicable terms supplement will specify whether the notes have a buffer and/or Strike Level.

The appreciation potential of the notes is limited to the Maximum Total Return.

        The appreciation potential of the notes is limited to the Maximum Total Return. The Maximum Total Return is a percentage which we will determine on the pricing date and which will be set forth in the applicable terms supplement. Accordingly, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Index Change multiplied by the return leverage factor is greater than the Maximum Total Return.

You must rely on your own evaluation of the merits of an investment linked to the Index.

        In the ordinary course of their businesses, affiliates of JPMorgan Chase & Co. from time to time express views on the housing industry and expected movements of stocks underlying the Index and these views are sometimes communicated to clients. However, these views may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in equity markets may at any time have significantly different views from those of our affiliates. In connection with your purchase of the notes, you should investigate the housing industry and the stocks underlying the Index and should not rely on views which may be expressed by our affiliates in the ordinary course of their businesses with respect to future movements in the housing industry.

        You should make such investigation as you deem appropriate as to the merits of an investment linked to the Index. Neither the offering of the notes nor any views which may from time to time be expressed by our affiliates in the ordinary course of their businesses with respect to future index movements constitutes a recommendation as to the merits of an investment in the notes.

Your return on the notes will not reflect dividends on the common stocks of the companies in the Index.

        Your return on the notes will not reflect the return you would realize if you actually owned the common stocks of the companies included in the Index and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Ending Index Level. The Ending Index Level reflects the prices of the common stocks in the Index on the Index Valuation Date(s) without taking into consideration the value of dividends paid on those stocks.

PS-5

Secondary trading may be limited.

        Unless otherwise specified in the relevant terms supplement, the notes will not be listed on an organized securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

        J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes. If at any time J.P. Morgan Securities Inc. does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The Ending Index Level may be greater than the Index closing level at the maturity date of the notes or at other times during the term of the notes.

        Because the Ending Index Level is calculated based on the Index closing level on one or more Index Valuation Dates near the end of the term of the notes, the level of the Index at the maturity date or at other times during the term of the notes, including dates near the Index Valuation Date(s), could be lower than the Ending Index Level. This difference could be particularly large if there is a significant decline in the level of the Index after the final Index Valuation Date, or if there is a significant increase in the level of the Index during the latter portion of the term of the notes or if there is significant volatility in the Index closing level during the term of the notes (especially on dates near the Index Valuation Date(s)). For example, if the Index closing levels steadily decrease during the initial term of the notes and then steadily increase back to the Initial Index Level (or Strike Level, if applicable), the Ending Index Level may be significantly greater than the Index closing level at its low-point or if it were calculated on a date earlier than the Index Valuation Date(s). Under these circumstances, you may lose some or all of your initial investment in the notes.

The notes are not designed to be short-term trading instruments.

        The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Index has declined since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the notes may be influenced by many unpredictable factors.

        You should not expect the price at which we or our affiliates are willing to repurchase the notes, if at all, to vary in proportion to changes in the level of the Index. Prior to maturity, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other. We expect that, generally, the level of the Index on any day will affect the value of the notes more than any other single factor. Other relevant factors include:

•	the expected volatility in the Index;
•	the time to maturity of the notes;
•	the dividend rate on the common stocks underlying the Index;
•	interest and yield rates in the market generally as well as in the markets of the securities composing the Index;
•	economic, financial, political, regulatory or judicial events that affect the stocks represented in the Index or stock markets generally or the housing sector specifically, and which may affect the Index closing level on any Index Valuation Date; and
•	our creditworthiness.

PS-6

        You cannot predict the future performance of the Index based on its historical performance. The value of the Index may increase such that you may not receive the full return of your investment. For notes without a buffer, if the Index Change is negative, you may lose some or all of your investment. For notes with a buffer, if the Ending Index Level increases compared to the Initial Index Level by more than the buffer amount, you may lose some or all of your investment.

The inclusion in the original issue price of the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

        While the payment at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

The Philadelphia Stock Exchange, Inc. (the “PHLX”) may adjust the PHLX Housing SectorSM Index in a way that affects its level, and the PHLX has no obligation to consider your interests.

        The Philadelphia Stock Exchange, Inc. is responsible for calculating and maintaining the Index. The PHLX can add, delete or substitute the stocks underlying the Index or make other methodological changes that could change the level of the Index. You should realize that the changing of companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, the PHLX may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. The PHLX has no obligation to consider your interests in calculating or revising the Index. See “The PHLX Housing SectorSM Index.”

We are not affiliated with any company included in the Index.

        We are not affiliated with any of the companies whose stock is represented in the Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Index or your notes. None of the money you pay us will go to the PHLX or any of the companies included in the Index and none of those companies will be involved in the offering of the notes in any way. Neither they nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

        As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Index would have.

We or our affiliates may have adverse economic interests to the holders of the notes.

        J.P. Morgan Securities Inc. and other affiliates of ours trade the stocks underlying the Index and other financial instruments related to the Index and component stocks of the Index on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the PHLX Housing

PS-7

SectorSM Index and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

        We or our affiliates may currently or from time to time engage in business with companies whose stock is included in the Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports about the companies whose stock is included in the Index. Any prospective purchaser of notes should undertake an independent investigation of each company whose stock is included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

        Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Index or the stocks that compose the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

        We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

        J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Index Change and the amount, if any, that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

        The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Index closing level on an Index Valuation Date and calculating the amount that we are required to pay to you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that these events prevent us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Index Valuation Dates and the maturity date will be postponed and your return will be adversely affected. See “General Terms of the Notes — Market Disruption Events.”

The tax consequences of an investment in the notes are unclear.

        There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service regarding the notes. No assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.” If the Internal Revenue Service were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes could differ materially from our description herein. Non-U.S. holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfy the applicable documentation requirements. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 6-I and consult your tax adviser regarding your particular circumstances.

PS-8

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

        If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

PS-9

USE OF PROCEEDS

        Unless otherwise specified in the applicable terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes the agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes which commissions include the reimbursement of certain issuance costs and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

        On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Index, the stocks underlying the Index, or instruments whose value is derived from the Index or its underlying stocks. While we cannot predict an outcome, such hedging activity could potentially decrease the level of the Index as well as the Initial Index Level, and therefore effectively establish a lower level that the Index must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the stocks underlying the Index, or instruments whose value is derived from the Index or its underlying stocks. Although we have no reason to believe that any of these activities will have a material impact on the level of the Index or the value of the notes, we cannot assure you that these activities will not have such an effect.

        We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

PS-10

THE PHLX HOUSING SECTORSM INDEX

        We have derived all information contained in this product supplement regarding the PHLX Housing SectorSM Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Philadelphia Stock Exchange, Inc. (the “PHLX”). The PHLX Housing SectorSM Index was developed by the PHLX and is calculated, maintained and published by the PHLX. We make no representation or warranty as to the accuracy or completeness of such information.

        The Index is designed to measure the performance of twenty-one companies whose primary lines of business are directly associated with the United States housing construction market (the “Underlying Stocks”). Currently, the Index composition includes residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers. The Index (index symbol “HGX”) is published by the PHLX and was set to 250 on January 2, 2002. Options commenced trading on the Index on July 12, 2002. The Index is a modified capitalization-weighted index, which is intended to maintain as closely as possible the proportional capitalization distribution of the portfolio of stocks included in the Index, while limiting the maximum weight of a single stock or group of stocks to a predetermined maximum (normally 25% for a single stock, and 50% to 60% or more for the top five or an aggregation of all stocks weighing 5% or more). This rebalancing is accomplished by occasionally artificially reducing the capitalization of higher weighted stocks and redistributing the weight to lower weighted stocks. The net result is a weight distribution that is less skewed toward the larger stocks, but that still does not approach equal weighting. The total capitalization of the portfolio remains the same. A current list of the issuers that constitute the Index is available on the Philadelphia Stock Exchange website: www.phlx.com. Information contained in the Philadelphia Stock Exchange website is not incorporated by reference in, and should not be considered a part of, this product supplement or any terms supplement.

        The Index is rebalanced at least semi-annually for implementation at the end of each January and July option expiration if the modified capitalization of a single component or group of components exceeds the concentration thresholds discussed above as of the last trading day of the previous month. This rebalancing is based on the actual market capitalizations of the component stocks as determined by actual share amounts and closing prices on the last trading day of the previous month. The modified share value for each Underlying Stock comprising the Index remains fixed between rebalancings, except in the event of certain types of corporate actions such as stock splits, mergers, acquisitions, stock repurchases or any similar event with respect to an Underlying Stock resulting in a change in share value greater than 5% or more. When the Index is adjusted between rebalancings for these events, the modified share amount of the relevant Underlying Stock included in the Index is adjusted, to the nearest whole share, to maintain the Underlying Stock’s relative weight in the Index immediately prior to the corporate action. In connection with any adjustments to the Index, the Index divisor may be adjusted to ensure that there are no changes to the level of the Index as a result of non-market forces.

        The PHLX is under no obligation to continue the calculation and dissemination of the Index. The notes are not sponsored, endorsed, sold or promoted by the PHLX. No inference should be drawn from the information contained in this product supplement that the PHLX makes any representation or warranty, implied or express, to JPMorgan Chase & Co., the holder of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the notes to track general stock market performance. The PHLX has no obligation to take the needs of JPMorgan Chase & Co. or the holder of the notes into consideration in determining, composing or calculating the Index. The PHLX is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the notes to be issued or in the determination or calculation of the equation by which the notes are to be settled in cash. The PHLX has no obligation or liability in connection with the administration or marketing of the notes.

        None of JPMorgan Chase & Co., the calculation agent and JPMSI accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

PS-11

License Agreement

        The PHLX and JPMorgan Chase Bank have entered into a non-exclusive license agreement providing for the license to JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank”) and its affiliates, in exchange for a fee, of the right to use the PHLX Housing SectorSM Index, which is owned and published by the PHLX, in connection with certain securities, including the notes.

        The license agreement between PHLX and JPMorgan Chase Bank provides that the following language must be stated in this product supplement:

        ”PHLX Housing SectorSM Index” (HGXSM ) (the “Index”) is not sponsored, endorsed, sold or promoted by the Philadelphia Stock Exchange, Inc. (the “PHLX”). The PHLX makes no representation or warranty, express or implied, to the owners of the Index or any member of the public regarding the advisability of investing in the notes generally or in the Index particularly or the ability of the Index to track market performance. PHLX’s only relationship to JPMorgan Chase & Co. is the licensing of certain names and marks and of the Index, which is determined, composed and calculated without regard to JPMorgan Chase & Co. The PHLX has no obligation to take the needs of JPMorgan Chase & Co. or the owners of the Index into consideration in determining, composing or calculating the Index. The PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the Index. The PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the Index.

        PHLX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PHLX HOUSING SECTORSM INDEX (HGXSM) OR ANY DATA INCLUDED THEREIN. PHLX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., OWNERS OF THE INDEX, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. PHLX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL PHLX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

        ”PHLX Housing Sector IndexSM” and “HGXSM” are service marks of PHLX. PHLX has no relationship to us other than the licensing of the Index and its service marks for use in connection with the notes.

Discontinuation of the PHLX Housing SectorSM Index; Alteration of Method of Calculation

        If the PHLX discontinues publication of the Index and the PHLX or any other entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “successor index”), then any Index closing level will be determined by reference to the level of such successor index at the close of trading of the NYSE, AMEX, the NASDAQ National Market or the relevant exchange or market for the successor index on the relevant Index Valuation Date.

        Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

        If the PHLX discontinues publication of the Index prior to, and such discontinuance is continuing on, an Index Valuation Date and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such

PS-12

suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index on the relevant exchange may adversely affect the value of the notes.

        If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index or such successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Index or such successor index, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), then the calculation agent will adjust its calculation of the Index or such successor index in order to arrive at a level of the Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

PS-13

GENERAL TERMS OF THE NOTES

Calculation Agent

        J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Initial Index Level, the Strike Level, if applicable, the Index closing level on each Index Valuation Date, as specified in the relevant terms supplement, the Ending Index Level, the Index Change and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuance of the Index and whether there has been a material change in the method of calculating the Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement, without your consent and without notifying you.

        The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the maturity date.

        All calculations with respect to the Initial Index Level, Ending Index Level, Index Change or the Index closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

        Certain events may prevent the calculation agent from calculating the Index closing level on an Index Valuation Date, as specified in the relevant terms supplement, or calculating the amount, if any, that we will pay to you at maturity of the notes. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

        With respect to the Index, a “market disruption event,” unless otherwise specified in the applicable terms supplement, means:

•	a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or
•	a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or
•	the suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or
•	a decision to permanently discontinue trading in the relevant futures or options contracts,

in each case as determined by the calculation agent in its sole discretion; and

PS-14

•	a determination by the calculation agent in its sole discretion that the event described above materially interfered with its ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

        For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of:

•	the portion of the level of the Index attributable to that security relative to
•	the overall level of the Index,

in each case immediately before that suspension or limitation.

        For purposes of determining whether a market disruption event has occurred, unless otherwise specified in the applicable terms supplement:

•	a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;
•	limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;
•	a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of
•	a price change exceeding limits set by such exchange or market,
•	an imbalance of orders relating to such contracts, or
•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index; and

•	a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

        ”Relevant exchange” means the primary U.S. organized exchange or market of trading for any security (or any combination thereof) then included in the Index or any successor index.

Events of Default

        Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

        Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of

PS-15

acceleration were the final Index Valuation Date. If the notes have more than one Index Valuation Date, then the business days immediately preceding the date of acceleration (in such number equal to the number of Index Valuation Dates in excess of one) shall be the corresponding Index Valuation Dates.

        If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

        Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

        The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the applicable terms supplement.

Listing

        The notes will not be listed on any securities exchange, unless otherwise specified in the applicable terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

        The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

        Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank”) in The City of New York.

        JPMorgan Chase Bank or one of its affiliates will act as registrar and transfer agent for the notes. JPMorgan Chase Bank will also act as paying agent and may designate additional paying agents.

        Registration of transfers of the notes will be effected without charge by or on behalf of JPMorgan Chase Bank, but upon payment (with the giving of such indemnity as JPMorgan Chase Bank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

        The notes will be governed by and interpreted in accordance with the laws of the State of New York.

PS-16

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price and if you will hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

        This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

•	one of certain financial institutions;
•	a tax-exempt organization;
•	a dealer in securities or foreign currencies;
•	a person holding the notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or entering into a “constructive sale” with respect to the notes;
•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or
•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

        This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this prospectus supplement, changes to any of which, subsequent to the date of this prospectus supplement, may affect the tax consequences described herein. If you are considering the purchase of notes, you are urged to consult your own tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

        Except as otherwise provided in the applicable terms supplement, Davis Polk & Wardwell, our special tax counsel, is of the opinion that your purchase and ownership of the notes should be treated as an “open transaction” for U.S. federal income tax purposes. The opinion of Davis Polk & Wardwell is conditioned on the receipt of certain factual representations from us at the time of the relevant offering. While other characterizations of the notes could be asserted by the Internal Revenue Service (the “IRS”), as discussed below, the following discussion assumes that this characterization of the notes is respected.

Tax Consequences to U.S. Holders

        You are a “U.S. Holder” if you are a beneficial owner of notes, for U.S. federal income tax purposes that is:

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

PS-17

    Tax Treatment of the Notes

        Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange as described below.

        Sale, Exchange or Redemption of the Notes. Upon a sale or exchange of a note (including redemption of the notes at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note. Such gain or loss should be long-term capital gain or loss if you have held the note for more than one year at such time. The deductibility of capital losses, however, is subject to limitations.

    Possible Alternative Tax Treatments of an Investment in the Notes

        Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you will not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

        Other alternative U.S. federal income tax characterizations of the notes might also require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale or settlement of the notes as short-term gain or loss, without regard to how long you held the notes. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Tax Consequences to Non-U.S. Holders

        You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

        You are not a “Non-U.S. Holder” if you are a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and not otherwise a resident of the United States for U.S. federal income tax purposes. In this case, you should consult your own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other dispostion of a note.

        If you are a Non-U.S. Holder of the notes and if the characterization of your purchase and ownership of the notes as an open transaction is respected, any payments on the notes should not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the notes or their cash settlement at maturity may be subject to U.S. federal income tax if such gain is effectively connected with your conduct of a United States trade or business.

PS-18

        If the notes were recharacterized as indebtedness, any payments or accruals on the notes nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described in the next paragraph has been fulfilled and neither the payments on the notes nor any gain realized on a sale, exchange or other disposition of notes is effectively connected with your conduct of a trade or business in the United States. Because the characterization of the notes is unclear, payments made to you with respect to the notes may be withheld upon at a rate of 30% unless you have fulfilled the certification requirements described in the next paragraph.

        The certification requirement referred to in the preceding paragraph will be fulfilled if you, as the beneficial owner of notes, certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable documentation requirements.

        If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

        You may be subject to information reporting and backup withholding at the rates specified in the Code on the amounts paid to you, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the second preceding paragraph. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Federal Estate Tax

        Individual Non-U.S. Holders, and entities the property of which is potentially includible in such individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. Such individuals and entities are urged to consult their own tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

        THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PS-19

UNDERWRITING

        Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (the “Agent” or “JPMSI”), acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. JPMSI proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agent may vary the offering price and other selling terms from time to time.

        We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

        JPMSI may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agent may change the public offering price, concession and discount after the offering has been completed.

        In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

        No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 6-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 6-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

        The Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 6-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

        The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials,

PS-20

advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

        The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

        The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 6-I or the accompanying prospectus supplement, prospectus or terms supplement, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

        The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 6-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

        Unless otherwise specified in the applicable terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

PS-21

BENEFIT PLAN INVESTOR CONSIDERATIONS

        A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

        Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or there is some other basis on which such purchase and holding is not prohibited.

        Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to constitute a representation) that such purchase and holding is not prohibited under applicable Similar Laws or rules.

        Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or some other basis on which the acquisition and holding is not prohibited.

        Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

PS-22